Exhibit 99.1

news release

Enbridge Energy Partners declares 3.6 percent distribution increase and reports earnings for second quarter 2011

HOUSTON, July 28, 2011 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.5325 per unit payable August 12, 2011 to unitholders of record on August 5, 2011.

“We continue to make excellent progress on our growth initiatives and are pleased to announce a 3.6% distribution increase, which is in line with our annual distribution growth target rate of 2 to 5 percent. The increase reflects the consistent performance of the Partnership and the strong fundamentals we see for both the Liquids and Natural gas businesses going forward,” said Mark Maki, president of the Partnership’s management company.

“These strong fundamentals are playing out as evidenced by our slate of growth projects. We continue to work on our organic growth projects both in our Liquids and Natural gas segments. With respect to our natural gas strategy, the Granite Wash and Haynesville regions remain areas of significant focus. Organic growth opportunities in these regions, along with growth in our liquids segment, give us confidence in our ability to continue to achieve our annual distribution growth target. On our Liquids segment, we added 25,000 barrels of capacity per day to our North Dakota system and started construction of an additional 120,000 barrels per day which are expected to be in service by early 2013,” added Maki.

The Partnership’s key financial results for the second quarter of 2011, compared to the same period in 2010, were as follows:

	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2011	2010	2011	2010
Net income	$156.9	$140.0	$274.0	$255.4
Net income per unit**	0.51	0.51	0.90	0.93
Adjusted EBITDA*	290.6	284.2	574.3	526.3
Adjusted net income	107.7	120.1	206.7	222.6
Adjusted net income per unit**	0.32	0.43	0.64	0.80

*	Includes non-controlling interest
**	Adjusted for the 2-for-1 unit split effective April 21, 2011

Adjusted net income for the three and six month periods ended June 30, 2011, reported above, eliminates the impact from: (a) cash settlements from historical measurement recoveries; (b) additional environmental costs net of insurance recoveries associated with the incidents on lines 6A and 6B; and (c) non-cash, mark-to-market net gains; among other adjustments. Refer to the Non-GAAP Reconciliations table on page 5 for additional details. Adjusted net income per unit for the second quarter of 2011 is down from the same period last year primarily due to additional interest expense and a greater number of units outstanding, both of which are attributable to projects under construction to expand our natural gas and liquids systems.

COMPARATIVE EARNINGS STATEMENT

	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2011	2010	2011	2010
Operating revenue	$2,372.0	$1,747.4	$4,660.9	$3,678.6
Operating expenses:
Cost of natural gas	1,861.3	1,270.4	3,690.8	2,794.6
Environmental costs, net of recoveries	23.3	(0.1)	(11.3)	4.5
Oil measurement adjustments	(54.1)	1.1	(58.7)	—
Operating and administrative	167.6	135.3	334.7	267.8
Power	33.9	36.5	69.5	68.8
Depreciation and amortization	89.6	77.6	178.0	145.5
Operating income	250.4	226.6	457.9	397.4
Interest expense	78.5	69.6	157.9	128.9
Other income (loss)	—	(0.1)	6.0	16.7
Income before income tax expense	171.9	156.9	306.0	285.2
Income tax expense	0.9	2.4	3.2	4.6
Net income	171.0	154.5	302.8	280.6
Less: Net income attributable to noncontrolling interest	14.1	14.5	28.8	25.2
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$156.9	$140.0	$274.0	$255.4
Less: Allocations to General Partner	26.6	19.7	47.0	35.9
Net income allocable to Limited Partners	$130.3	$120.3	$227.0	$219.5
Weighted average Limited Partner units (millions)(1)	255.2	236.5	254.0	236.2
Net income per Limited Partner unit (dollars)(1)	$0.51	$0.51	$0.90	$0.93

(1)	Adjusted for the 2-for-1 unit split issued April 21, 2011

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended June 30, 2011 with the same period of 2010. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Liquids	$146.1	$167.8	$295.8	$292.9
Natural Gas	56.3	38.8	97.4	65.2
Marketing	(0.5)	1.3	2.5	7.2
Corporate	(0.9)	(1.2)	(2.0)	(1.2)
Adjusted operating income	$201.0	$206.7	$393.7	$364.1

Liquids – For the three month period ended June 30, 2011 adjusted operating income for the Liquids segment decreased to $146.1 million from $167.8 million for the comparable period in 2010. The decrease of $21.7 million in adjusted operating income was partially driven by lower average daily volumes delivered from our Lakehead system resulting from temporary upstream production facility problems in the second quarter of 2011 and additional transportation takeaway available to our shippers on competing pipelines. Further impacting the Liquid segment’s adjusted operating income were transportation rate decreases on all of our major liquids systems that became effective in July 2010. We decreased the indexed component of our rates for transportation by 1.3 percent on our Liquids systems in compliance with the indexed ceiling allowed by FERC. The indexed transportation rates will be increased by 6.9 percent as of July 2011 in connection with the annual index rate ceiling adjustment. As previously disclosed, the $175 million and $286 million costs for the pipeline integrity programs on Line 6B will be recovered through the Facilities Surcharge Mechanism that is part of the system-wide rates of the Lakehead system.

Liquids Systems Deliveries	Three months ended June 30,		Six months ended June 30,
(thousand barrels per day)	2011	2010	2011	2010
Lakehead	1,601	1,742	1,672	1,683
Mid-Continent	224	204	221	205
North Dakota	184	167	180	163
Total	2,009	2,113	2,073	2,051

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $56.3 million for the three month period ended June 30, 2011, an increase of $17.5 million from the $38.8 million of adjusted operating income for the same period in 2010. The increase in adjusted operating income was primarily due to increased natural gas and NGL volumes and related increase in fees on both our Anadarko and East Texas systems. Our Anadarko system benefited from both the growth in the Granite Wash play and additional volumes associated with our September 2010 acquisition of the Elk City system. Our East Texas system benefited from new assets placed in service to capture the growing natural gas production from the Haynesville shale play.

Natural Gas Throughput	Three months ended June 30,		Six months ended June 30,
(MMBtu per day)	2011	2010	2011	2010
East Texas	1,392,000	1,172,000	1,354,000	1,183,000
Anadarko (1)	1,054,000	613,000	992,000	580,000
North Texas	348,000	359,000	343,000	353,000
Total	2,794,000	2,144,000	2,689,000	2,116,000

(1)

Average daily volumes for the three and six month periods ended June 30, 2011 include 267,000 MMBtu per day and 242,000 MMBtu per day, respectively, of volumes associated with our acquisition of the Elk City system.

Marketing – The Marketing segment reported an adjusted operating loss of $0.5 million for the three month period ended June 30, 2011, a decrease of $1.8 million from the $1.3 million of adjusted operating income for the same period of 2010. The decrease is largely attributable to narrower natural gas price differentials between market centers.

Partnership Financing – During the three month period ended June 30, 2011, the Partnership issued 333,794 Class A Common Units at sales prices averaging $30.30 for net proceeds of approximately $10.1 million under the terms of its equity distribution agreement, which allows the Partnership to issue and sell from time to time up to an aggregate of $500 million of its Class A common units.

On July 1, 2010, the Partnership closed on the public offering and sale of up to 8.05 million Class A Common Units at a price to the public of $30 per unit. Proceeds, net of underwriting commissions and offering costs, were approximately $233.7 million, which were used to repay a portion of our outstanding commercial paper.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.5325 per share payable August 12, 2011 to shareholders of record on August 5, 2011. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on August 3, 2011.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 9 a.m. Eastern Time on July 29, 2011. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternative Webcast link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=63707&eventID=4111410

The audio portion of the presentation will be accessible by telephone at (866) 277-1181 (Passcode: 36743845) and can be replayed until October 28, 2011 by calling (888) 286-8010 (Passcode: 32944032). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2011	2010	2011	2010
Net income	$171.0	$154.5	$302.8	$280.6
Lines 6A and 6B incident expenses, net of recoveries	23.0	—	(12.0)	—
Lawsuit settlement	—	—	(9.0)	—
Oil measurement adjustments	(52.2)	—	(52.2)	—
Impact from unusual winter conditions	—	—	9.2	—
Expired joint tariff revenues	—	(2.1)	—	(6.9)
Noncash derivative fair value (gains) losses
-Liquids	(9.4)	(1.6)	(4.8)	(0.4)
-Natural Gas	(9.6)	(20.1)	(0.5)	(30.3)
-Marketing	(1.2)	3.9	1.7	4.3
-Corporate	0.2	—	0.3	0.5
Net income attributable to noncontrolling interest	(14.1)	(14.5)	(28.8)	(25.2)
Adjusted net income	107.7	120.1	206.7	222.6
Less: Allocations to General Partner	25.6	19.3	45.7	35.2
Adjusted net income allocable to Limited Partners	82.1	100.8	161.0	187.4
Weighted average units (millions)(1)	255.2	236.5	254.0	236.2
Adjusted net income per Limited Partner unit (dollars)(1)	$0.32	$0.43	$0.64	$0.80

(1)	Adjusted for the 2-for-1 unit split effective April 21, 2011

Liquids	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Operating income	$184.7	$171.5	$370.4	$300.2
Lines 6A and 6B incident expenses, net of recoveries	23.0	—	(12.0)	—
Lawsuit settlelment	—	—	(5.6)	—
Oil measurement adjustments	(52.2)	—	(52.2)	—
Expired joint tariff revenues	—	(2.1)	—	(6.9)
Noncash derivative fair value gains	(9.4)	(1.6)	(4.8)	(0.4)
Adjusted operating income	$146.1	$167.8	$295.8	$292.9

Natural Gas	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Operating income	$65.9	$58.9	$88.7	$95.5
Impact from unusual winter conditions	—	—	9.2	—
Noncash derivative fair value gains	(9.6)	(20.1)	(0.5)	(30.3)
Adjusted operating income	$56.3	$38.8	$97.4	$65.2

Marketing	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Operating income (loss)	$0.7	$(2.6)	$0.8	$2.9
Noncash derivative fair value losses (gains)	(1.2)	3.9	1.7	4.3
Adjusted operating income (loss)	$(0.5)	$1.3	$2.5	$7.2

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Net cash provided by operating activities	$200.9	$156.8	$461.0	$365.4
Expired joint tariff revenues	—	(2.1)	—	(6.9)
Changes in operating assets and liabilities, net of cash acquired	59.9	63.3	(4.5)	20.2
Interest expense*	78.3	69.6	157.6	128.4
Income tax expense	0.9	2.4	3.2	4.6
Settlement of interest rate swaps/treasury locks	—	—	—	13.2
Environmental Liabilities, net of accrued insurance recoveries**	(35.4)	—	(36.0)	—
Impact from unusual winter conditions	—	—	9.2	—
Lawsuit settlelment	—	—	(9.0)	—
Other	(14.0)	(5.8)	(7.2)	1.4
Adjusted EBITDA	$290.6	$284.2	$574.3	$526.3

*	Interest expense excludes unrealized mark-to-market net losses of $0.2 million and $0.3 million for the three and six month periods ended June 30, 2011, respectively. Included in interest expense for the six month period ended June 30, 2010 is unrealized mark-to-market net losses of $0.5 million.
**	Excludes $15 million of insurance recoveries accrued at June 30, 2011, to be received in the third quarter 2011.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 25 percent interest in the Partnership.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Douglas Montgomery	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 353-6317

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

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